Exhibit 99.1

Urban Edge Properties		For additional information:
12 East 49th Street		Mark Langer, EVP and
New York, NY 10017		Chief Financial Officer
212-956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2025 Results
-- Raises Outlook for Full-Year 2025 FFO as Adjusted --

NEW YORK, NY, July 30, 2025 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended June 30, 2025 and updated its outlook for full-year 2025.
"Urban Edge again delivered a strong operating performance this quarter as we continued to execute on our strategy, with FFO as Adjusted reaching $0.36 per share, a quarterly record, and same-property NOI including redevelopment growing more than 7%,” said Jeff Olson, Chairman and CEO. “Through the first half of the year, we have generated FFO as Adjusted of $0.71 per share, an increase of 8% over the prior-year period, while shop occupancy climbed to a new record level of 92.5%. At the same time, we continued to advance our capital recycling program, closing on the sale of two non-core properties for $41 million in June. Year-to-date, we have sold $66 million of assets at a weighted average capitalization rate of 4.9%, as we focus on higher-growth opportunities."
"Based on our strong results in the first half of the year and our expectations moving forward, we are raising full-year guidance for FFO as Adjusted by $0.025 per share at the midpoint to a new range of $1.40 to $1.44 per share,” Mr. Olson concluded.

Financial Results(1)(2)

(in thousands, except per share amounts)	2Q25	2Q24	YTD 2025	YTD 2024
Net income attributable to common shareholders	$57,978	$30,759	$66,176	$33,362
Net income per diluted share	0.46	0.26	0.53	0.28
Funds from Operations ("FFO")	43,779	58,397	89,237	97,447
FFO per diluted share	0.34	0.47	0.68	0.79
FFO as Adjusted	47,252	40,156	93,173	80,974
FFO as Adjusted per diluted share	0.36	0.32	0.71	0.66
Increases in net income for the three and six months ended June 30, 2025 were primarily driven by a $49.5 million, or $0.39 per diluted share, gain on sale of real estate related to three non-core dispositions during the second quarter. FFO for the three and six months ended June 30, 2025 decreased as compared to the prior year reflecting a $21.7 million, or $0.18 per diluted share, gain in the year-ago period related to the extinguishment of debt. The increases in FFO as Adjusted for the three and six months ended June 30, 2025 were driven by rent commencements on new leases from our signed but not open pipeline, higher net recovery revenue, and growth from acquisitions completed in 2024.

Same-Property Operating Results Compared to the Prior Year Period(3)

	2Q25	YTD 2025
Same-property Net Operating Income ("NOI") growth	5.7%	4.7%
Same-property NOI growth, including properties in redevelopment	7.4%	5.6%
Increases in same-property NOI metrics for the three and six months ended June 30, 2025 were driven by rent commencements on new leases from our signed but not open pipeline and higher net recovery revenue.

Operating Results(1)
•Consolidated portfolio leased occupancy increased to 96.5%, up 10 basis points compared to June 30, 2024 and March 31, 2025.
•Shop leased occupancy reached 92.5%, an increase of 270 basis points compared to June 30, 2024, and 10 basis points compared to March 31, 2025.
•Same-property portfolio leased occupancy was 96.7%, a decrease of 30 basis points compared to June 30, 2024 and an increase of 10 basis points compared to March 31, 2025.
•The Company executed 42 new leases, renewals and options totaling 482,000 sf during the quarter. New leases totaled 88,000 sf, of which 56,000 sf was on a same-space basis and generated an average cash spread of 18.8%. New leases, renewals and options totaled 450,000 sf on a same-space basis and generated an average cash spread of 12.9%.
•As of June 30, 2025, signed leases that have not yet rent commenced are expected to generate an additional $23.8 million of future annual gross rent, representing approximately 8% of current annualized NOI. Approximately $1.7 million of this amount is expected to be recognized in the remainder of 2025.

Disposition Activity
During the quarter, the Company closed on the following transactions:
•In April, the Company completed the sale of a portion of its Bergen Town Center East property, located in Paramus, NJ, for a price of $25 million at a capitalization rate of 4.0%.
•In June, the Company closed on the sales of two high-value, lower growth properties, Kennedy Commons and MacDade Commons, for an aggregate price of $41.2 million at a weighted average capitalization rate of approximately 5.4%.

Financing Activity
During the quarter, the Company paid off the mortgage loan secured by the Plaza at Woodbridge which had an outstanding balance of $50.2 million with an effective interest rate of 6.4%, due to mature in June 2027.
As of June 30, 2025, the Company has limited debt maturities coming due through 2026 including one $23.5 million mortgage maturing in December 2025 and $114.8 million of mortgages maturing in December 2026, collectively aggregating $138.3 million, which represents approximately 9% of outstanding debt.

Leasing, Development and Redevelopment
During the quarter, the Company executed 88,000 sf of new leases including two leases with Boot Barn and leases with La-Z-Boy, Fidelity, Tommy's Tavern + Tap, and several high-quality quick-service restaurants.
The Company activated two redevelopment projects totaling $11.1 million and stabilized five redevelopment projects including Burlington at The Outlets at Montehiedra, Cava, First Watch and Mattress Firm at Marlton Commons, and Shake Shack and First Watch at Brick Commons. The five projects that were stabilized had estimated aggregate costs of $23.1 million and are expected to generate a 10% yield.
As of June 30, 2025, the Company has $141.8 million of active redevelopment projects underway, with estimated remaining costs to complete of $76.6 million. The active redevelopment projects are expected to generate an approximate 15% yield.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of June 30, 2025 include:
•Total liquidity of approximately $796 million, consisting of $118 million of cash on hand and $678 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.
•Mortgages payable of $1.53 billion, with a weighted average term to maturity of 4.3 years, all of which is fixed rate or hedged.
•$90 million drawn on our $800 million revolving credit agreement that matures on February 9, 2027, with two six-month extension options.
•Total market capitalization of approximately $4.09 billion, comprised of 132.4 million fully-diluted common shares valued at $2.47 billion and $1.62 billion of debt.
•Net debt to total market capitalization of 37%.

2025 Outlook
Based on the strong results achieved year-to-date and our expectations moving forward, the Company has updated its 2025 full-year guidance range for net income, FFO and FFO as Adjusted, estimating net income of $0.70 to $0.74 per diluted share, FFO of $1.37 to $1.41 per diluted share and FFO as Adjusted of $1.40 to $1.44 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, as well as the assumptions used in our guidance can be found on page 4 of this release.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on July 30, 2025 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13754124. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting July 30, 2025 at 11:30am ET through August 13, 2025 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13754124.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional details. Reported consolidated occupancy excludes the impact of Sunrise Mall. Including Sunrise Mall, consolidated portfolio leased occupancy was 89.9% at June 30, 2025.
(2) Refer to page 11 for a reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2025.
(3) Refer to page 12 for a reconciliation of net income to NOI and Same-Property NOI for the three and six months ended June 30, 2025.
(4) Net debt as of June 30, 2025 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $118 million.

2025 Earnings Guidance
The Company has updated its 2025 full-year guidance range for net income, FFO and FFO as Adjusted based on strong results year-to-date, estimating net income of $0.70 to $0.74 per diluted share, FFO of $1.37 to $1.41 per diluted share and FFO as Adjusted of $1.40 to $1.44 per diluted share. Below is a summary of the Company's 2025 outlook, assumptions used in its forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.40 - $0.45	$0.70 - $0.74
Net income attributable to common shareholders per diluted share	$0.39 - $0.44	$0.67 - $0.71
FFO per diluted share	$1.36 - $1.41	$1.37 - $1.41
FFO as Adjusted per diluted share	$1.37 - $1.42	$1.40 - $1.44
The Company's 2025 full-year FFO outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 4.25% to 5.0%, reflecting an increase from our previous assumption of 3.0% to 4.0%.
•Dispositions of $66 million, reflecting activity completed year-to-date.
•Recurring G&A expenses ranging from $34.5 million to $35.5 million, reflecting a decrease from our previous assumption of $35 million to $36.5 million.
•Interest and debt expense ranging from $78.5 million to $80.5 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, and other one-time items outside of the ordinary course of business.

	Guidance 2025E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$91,200	$96,700	$0.70	$0.74
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(4,900)	(5,200)	(0.04)	(0.04)
Consolidated subsidiaries	1,000	1,000	0.01	0.01
Net income attributable to common shareholders	87,300	92,500	0.67	0.71
Adjustments:
Rental property depreciation and amortization	135,600	135,600	1.04	1.04
Gain on sale of real estate	(49,500)	(49,500)	(0.38)	(0.38)
Limited partnership interests in operating partnership	4,900	5,200	0.04	0.04
FFO Applicable to diluted common shareholders	178,300	183,800	1.37	1.41
Adjustments to FFO:
Transaction, severance, litigation and other expenses	4,500	4,500	0.03	0.03
Non-cash adjustments	100	100	—	—
Gain on extinguishment of debt	(300)	(300)	—	—
FFO as Adjusted applicable to diluted common shareholders	$182,600	$188,100	$1.40	$1.44
(1) Amounts may not foot due to rounding.

The following table is a reconciliation bridging our 2024 FFO per diluted share to the Company's estimated 2025 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2024 FFO applicable to diluted common shareholders	$1.48	$1.48
2024 Items impacting FFO comparability(2)	(0.14)	(0.14)
2025 Items impacting FFO comparability(2)	(0.03)	(0.03)
Same-property NOI growth, including redevelopment	0.08	0.09
Acquisitions net of dispositions NOI growth	0.01	0.01
Interest and debt expense	(0.01)	—
Recurring general and administrative	—	0.01
Straight-line rent and non-cash items	(0.01)	—
Lease termination and other income	(0.01)	(0.01)
2025 FFO applicable to diluted common shareholders	$1.37	$1.41
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2024 and expected adjustments for fiscal year 2025 which impact comparability. See "Reconciliation of net income to FFO and FFO as Adjusted" on page 11 for actual adjustments year-to-date and our fourth quarter 2024 Supplemental Disclosure Package for 2024 adjustments.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2025 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 8 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts ("REITs") or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level and through the Company's captive insurance program, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 64 and 63 properties for the three and six months ended June 30, 2025 and 2024, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared, and results of our captive insurance program. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties and results of our captive insurance program during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-

property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2025, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics used by the Company are useful to investors in facilitating an understanding of the operational performance for our properties.
Recovery ratios represent the percentage of operating expenses recuperated through tenant reimbursements. This metric is presented on a same-property and same-property including redevelopment basis and is calculated by dividing tenant expense reimbursements (adjusted to exclude any ancillary income) by the sum of real estate taxes and property operating expenses.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 64 and 63 properties for the three and six months ended June 30, 2025 and 2024, respectively. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 72 properties totaling 17.1 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, and international trade disputes, including any related tariffs, which may lead to rising inflation, adverse impacts to supply chain, and disruption of, or lack of access to, the capital markets as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (collectively, our Corporate Responsibility or “CR”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting CR metrics and meeting CR goals and targets, and the impact of governmental regulation on our CR efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this press release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
ASSETS
Real estate, at cost:
Land	$648,943	$660,198
Buildings and improvements	2,813,916	2,791,728
Construction in progress	292,704	289,057
Furniture, fixtures and equipment	12,561	11,296
Total	3,768,124	3,752,279
Accumulated depreciation and amortization	(906,157)	(886,886)
Real estate, net	2,861,967	2,865,393
Operating lease right-of-use assets	62,116	65,491
Cash and cash equivalents	52,962	41,373
Restricted cash	65,239	49,267
Tenant and other receivables	25,272	20,672
Receivable arising from the straight-lining of rents	62,228	61,164
Identified intangible assets, net of accumulated amortization of $66,352 and $65,027, respectively	95,096	109,827
Deferred leasing costs, net of accumulated amortization of $20,741 and $22,488, respectively	30,356	27,799
Prepaid expenses and other assets	58,315	70,554
Total assets	$3,313,551	$3,311,540

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,514,237	$1,569,753
Unsecured credit facility	90,000	50,000
Operating lease liabilities	59,376	62,585
Accounts payable, accrued expenses and other liabilities	85,910	89,982
Identified intangible liabilities, net of accumulated amortization of $55,347 and $50,275, respectively	171,424	177,496
Total liabilities	1,920,947	1,949,816
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 125,791,099 and 125,450,684 shares issued and outstanding, respectively	1,256	1,253
Additional paid-in capital	1,159,588	1,149,981
Accumulated other comprehensive (loss) income	(190)	177
Accumulated earnings	145,043	126,670
Noncontrolling interests:
Operating partnership	68,620	65,069
Consolidated subsidiaries	18,287	18,574
Total equity	1,392,604	1,361,724
Total liabilities and equity	$3,313,551	$3,311,540

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE
Rental revenue	$113,912	$106,358	$232,004	$215,905
Other income	172	188	245	267
Total revenue	114,084	106,546	232,249	216,172
EXPENSES
Depreciation and amortization	32,602	39,679	69,797	78,253
Real estate taxes	16,582	17,472	32,940	34,475
Property operating	17,531	18,260	40,263	38,766
General and administrative	11,717	9,368	21,248	18,414
Lease expense	3,290	3,115	6,661	6,243
Other expense	1,343	—	2,670	—
Total expenses	83,065	87,894	173,579	176,151
Gain on sale of real estate	49,462	13,447	49,462	15,349
Interest income	667	661	1,274	1,349
Interest and debt expense	(19,537)	(21,896)	(39,292)	(42,473)
(Loss) gain on extinguishment of debt	(175)	21,699	323	21,427
Income before income taxes	61,436	32,563	70,437	35,673
Income tax expense	(643)	(539)	(1,262)	(1,204)
Net income	60,793	32,024	69,175	34,469
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(3,058)	(1,739)	(3,490)	(1,857)
Consolidated subsidiaries	243	474	491	750
Net income attributable to common shareholders	$57,978	$30,759	$66,176	$33,362

Earnings per common share - Basic:	$0.46	$0.26	$0.53	$0.28
Earnings per common share - Diluted:	$0.46	$0.26	$0.53	$0.28
Weighted average shares outstanding - Basic	125,688	118,859	125,601	118,466
Weighted average shares outstanding - Diluted	125,766	118,971	125,780	118,575

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Net income	$60,793	$32,024	$69,175	$34,469
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	243	474	491	750
Operating partnership	(3,058)	(1,739)	(3,490)	(1,857)
Net income attributable to common shareholders	57,978	30,759	66,176	33,362
Adjustments:
Rental property depreciation and amortization	32,205	39,346	69,033	77,577
Limited partnership interests in operating partnership	3,058	1,739	3,490	1,857
Gain on sale of real estate	(49,462)	(13,447)	(49,462)	(15,349)
FFO Applicable to diluted common shareholders	43,779	58,397	89,237	97,447
FFO per diluted common share(1)	0.34	0.47	0.68	0.79
Adjustments to FFO:
Transaction, severance and litigation expenses(2)	3,151	272	4,175	381
Loss (gain) on extinguishment of debt	175	(21,699)	(323)	(21,427)
Non-cash adjustments(3)	155	1,731	92	2,307
Impact of property in foreclosure	—	1,455	—	2,276
Tenant bankruptcy settlement income	(8)	—	(8)	(10)
FFO as Adjusted applicable to diluted common shareholders	$47,252	$40,156	$93,173	$80,974
FFO as Adjusted per diluted common share(1)	$0.36	$0.32	$0.71	$0.66

Weighted Average diluted common shares(1)	130,623	123,885	130,476	123,218
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and six months ended June 30, 2025 and 2024, respectively, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Includes $2.0 million of severance expense and $1.1 million of transaction costs for the three months ended June 30, 2025. Includes $2.9 million of severance expense and $1.3 million of transaction costs for the six months ended June 30, 2025.
(3) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and six months ended June 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of NOI and same-property NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net income	$60,793	$32,024	$69,175	$34,469
Depreciation and amortization	32,602	39,679	69,797	78,253
Interest and debt expense	19,537	21,896	39,292	42,473
General and administrative expense	11,717	9,368	21,248	18,414
Loss (gain) on extinguishment of debt	175	(21,699)	(323)	(21,427)
Other expense	455	22	922	247
Income tax expense	643	539	1,262	1,204
Gain on sale of real estate	(49,462)	(13,447)	(49,462)	(15,349)
Interest income	(667)	(661)	(1,274)	(1,349)
Non-cash revenue and expenses	(2,762)	(1,019)	(6,034)	(3,541)
NOI	73,031	66,702	144,603	133,394
Adjustments:
Sunrise Mall net operating loss	340	472	635	994
Tenant bankruptcy settlement income and lease termination income	(8)	—	(69)	(47)
Non-same property NOI and other(1)	(12,092)	(9,233)	(25,118)	(19,673)
Same-property NOI	$61,271	$57,941	$120,051	$114,668
NOI related to properties being redeveloped	6,578	5,248	12,727	11,061
Same-property NOI including properties in redevelopment	$67,849	$63,189	$132,778	$125,729
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared, and results of the Company's captive insurance program.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2025 and 2024. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net income	$60,793	$32,024	$69,175	$34,469
Depreciation and amortization	32,602	39,679	69,797	78,253
Interest and debt expense	19,537	21,896	39,292	42,473
Income tax expense	643	539	1,262	1,204
Gain on sale of real estate	(49,462)	(13,447)	(49,462)	(15,349)
EBITDAre	64,113	80,691	130,064	141,050
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses(1)	3,151	272	4,175	381
Loss (gain) on extinguishment of debt	175	(21,699)	(323)	(21,427)
Non-cash adjustments(2)	155	2,056	92	2,754
Impact of property in foreclosure	—	64	—	(561)
Tenant bankruptcy settlement income	(8)	—	(8)	(10)
Adjusted EBITDAre	$67,586	$61,384	$134,000	$122,187
(1) Includes $2.0 million of severance expense and $1.1 million of transaction costs for the three months ended June 30, 2025. Includes $2.9 million of severance expense and $1.3 million of transaction costs for the six months ended June 30, 2025.
(2) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in Sunrise Mall.